UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2015

Immune Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction	(Commission	(IRS Employer
or incorporation)	File Number)	Identification Number)

37 North Orange Avenue, Suite 607, Orlando, Florida 32801
(Address of principal executive offices) (Zip Code)

(888) 613 - 8802
(Registrant’s telephone number, including area code)

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 1.01 Entry into a Material Definitive Agreement.

On May 15, 2015, we entered into a Royalty Agreement (the “Agreement”) with Chris Pearce (“Pearce”), a member of our Board of Directors. The purpose of the Agreement is to compensate Pearce for his time as one of our founders and pay Pearce certain deferred compensation.  As a founder, Pearce has played a vital part in the acquisition of our patents, has spent the majority of his time over the past three years successfully raising capital for us, and has attracted highly qualified consultants, employees and management.  Pursuant to Pearce’s Employment Agreement with us, dated March 21, 2012, and subsequent Board appointments, Pearce has served as our Chief Financial Officer and Chief Operating Officer.  As of March 31, 2015, Pearce has deferred $282,251.68 in compensation under his employment agreement.

Pursuant to the Agreement, we agreed to pay Pearce a royalty payment in perpetuity in an amount equal to $0.010 per one tablet or capsule of low dose naltrexone sold by us outside of the United States, and $0.005 per one tablet or capsule of low dose naltrexone sold by us in the United States.  The Agreement continues in effect in perpetuity unless terminated by our and Pearce’s written consent.

Our Board of Directors approved the Agreement at a meeting held on April 16, 2015.   All of our directors approved the Agreement except Pearce who recused himself from voting.

The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the material terms of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.                   Description of Exhibit

10.1                                Royalty Agreement, dated May 15, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immune Therapeutics, Inc.

By:	/s/ Noreen Griffin
Noreen Griffin, Chief Executive Officer

Date:  May 21, 2015